QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(e)

Notice of Change in Election from Reject to Accept

        If you previously elected to reject Zamba Corporation's ("Zamba") Offer to Exchange, and you would like to change your election and accept the Offer, you must sign this Notice AND a new Letter of Transmittal and return both to Mary Ellen Vitello before 12:00 Midnight, Central Time, on June 11, 2003, unless the Offer is extended. This Notice of Change in Election may be sent via courier to Mary Ellen Vitello at Zamba's corporate offices in Minneapolis, Minnesota, or mail at 3033 Excelsior Blvd., Suite 200, Minneapolis, Minnesota 55416. If you have questions regarding the process for returning this Notice, please contact Mary Ellen Vitello via e-mail at mvitello@ZAMBAsolutions.com or by telephone at (952) 844-3171.

To Zamba:

        I previously received a copy of the Offer to Exchange (dated May 13, 2003), the e-mail notice, and a Letter of Transmittal. I signed and returned the Letter of Transmittal, in which I elected to reject Zamba's Offer to Exchange. I now wish to change that election, and accept Zamba's Offer to Exchange. I understand that by signing this Notice and a new Letter of Transmittal and delivering both to Mary Ellen Vitello, I will be able to withdraw my rejection of the Offer and accept the Offer instead. I have read and understand all of the terms and conditions of the Offer to Exchange.

        I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Letter of Transmittal to Mary Ellen Vitello before 12:00 Midnight, Central Time, on June 11, 2003, or if Zamba extends the deadline to exchange options, before the extended expiration of the Offer.

        I have completed and signed the following exactly as my name appears on my original Letter of Transmittal. By executing this form, I hereby bind my successors, assigns and legal representatives.

        I accept the offer to exchange options as indicated in the Letter of Transmittal completed as of the date hereof.

Date:

Optionee Signature
Name:

(Please print)

ZAMBA HEREBY AGREES AND ACCEPTS THIS NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT, AND SUCH ACCEPTANCE SHALL BE BINDING ON ZAMBA'S SUCCESSORS, ASSIGNS AND LEGAL REPRESENTATIVES:

ZAMBA CORPORATION

By:	Date:

Title:

QuickLinks

  Exhibit (a)(1)(e)
Notice of Change in Election from Reject to Accept